EXHIBIT 4.3 (iii)

BARNES GROUP INC.

ASSUMPTION AND AMENDMENT AGREEMENT

Dated as of August 26, 2005

re:

U.S. $24,500,000 7.66% Amended and Restated Senior

Notes due November 12, 2007

U.S. $45,500,000 7.80% Amended and Restated Senior

Notes due November 12, 2010

BARNES GROUP INC.

123 Main Street

Bristol, Connecticut 06010

ASSUMPTION AND AMENDMENT AGREEMENT

re:

U.S. $24,500,000 7.66% Amended and Restated Senior

Notes due November 12, 2007

U.S. $45,500,000 7.80% Amended and Restated Senior

Notes due November 12, 2010

As of August 26, 2005

To the Persons identified on

Schedule A and Schedule B attached hereto

Ladies and Gentlemen:

BARNES GROUP INC., a Delaware corporation (together with its successors and assigns, “Barnes”), and 3031786 NOVA SCOTIA COMPANY, a Nova Scotia company (together with its successors and assigns, “3031786”), hereby agree with you as follows:

1.	BACKGROUND; SUCCESSION AND ASSUMPTION; AMENDMENTS AND RESTATEMENTS; CONSENT.

1.1. Background.

(a) Issuance and Sale of 1999 Existing Notes. Pursuant to that certain Note Purchase Agreement dated as of November 12, 1999 (as amended up to, but excluding, the Effective Date, the “Existing Note Purchase Agreement”), entered into by 3031786 with each of the institutions named on Schedule A thereto, 3031786 issued its

(i) 7.66% Senior Notes due November 12, 2007 in the original aggregate principal amount of U.S.$24,500,000 (collectively, as amended up to, but excluding, the Effective Date, the “Existing 7.66% Notes”); and

(ii) 7.80% Senior Notes due November 12, 2010 in the original aggregate principal amount of U.S.$45,500,000 (collectively, as amended up to, but excluding, the Effective Date, the “Existing 7.80% Notes”). The Existing 7.66% Notes and the Existing 7.80% Existing Notes are referred to, collectively, herein as the “Existing Notes”.

One hundred percent of the original aggregate principal amount of the Existing Notes is outstanding and is held by the institutions identified as “1999 Noteholders” on the signature pages to this Assumption Agreement (collectively, the “1999 Noteholders”).

(b) Relationship between 3031786 and Barnes. 3031786 is, and since prior to the Original Closing Date has been, a direct wholly-owned subsidiary of Barnes. Barnes has guaranteed the obligations of 3031786 pursuant to that certain Guaranty Agreement dated November 12, 1999.

1.2. 3031786 and Barnes’ Request for Consent.

3031786 and Barnes hereby request that each of you grant your consent to the following, as further provided in this Assumption Agreement:

(a) the assumption by Barnes of the obligations of 3031786 under the Existing Notes and the Existing Note Purchase Agreement;

(b) the release of 3031786 of its obligations under the Existing Notes and the Existing Note Purchase Agreement (such release is referred to herein as the “Release”);

(c) the amendment of certain terms and provisions of the Existing Note Purchase Agreement; and

(d) the amendment and restatement of the Existing Notes,

1.3. Assumption by Barnes.

Barnes has authorized its assumption of, and (subject to the effectiveness of your Consent as provided in Section 1.6 hereof) hereby assumes and shall be fully liable for, all of the obligations and undertakings of 3031786, whether now existing or hereafter arising, provided for in the Existing Note Purchase Agreement (as amended by this Assumption Agreement) and the Existing Notes (as amended and restated pursuant to this Assumption Agreement), including, without limitation, the obligation to duly and punctually pay the principal of, and the interest and Make-Whole Price, if any, on, the Existing Notes (as amended and restated by this Assumption Agreement) in accordance with the terms of the Existing Note Purchase Agreement (as amended by this Assumption Agreement) and the Existing Notes (as amended and restated by this Assumption Agreement). Such assumption and agreement by Barnes is referred to herein as the “Assumption.”

1.4. Amendments.

(a) Amendment of Existing Note Purchase Agreement. Effective as of the Effective Date, the Existing Note Purchase Agreement is hereby amended (as so amended, the “Amended Note Agreement”) as follows:

(i) Amendments to Sections 4, 5 and 6. Sections 4, 5 and 6 of the Existing Note Purchase Agreement are hereby amended by deleting all references to “the Company” or “The Company”, as applicable in such Sections and substituting “Barnes” in lieu thereof.

(ii) Amendments to Section 7. Section 7 of the Existing Note Purchase Agreement is deleted in its entirety and replaced in its entirety, for all purposes of the Amended Note Agreement, with the following:

“SECTION 7. COMPANY BUSINESS COVENANTS.

Barnes covenants that on and after the date of the Assumption Agreement until the Notes are paid in full:

7.1 Payment of Taxes and Claims.

Except in situations where the failure to pay would not result in a material adverse impact on Barnes and its Subsidiaries taken as a whole, Barnes and each such Subsidiary, will pay, before they become delinquent,

(a)	all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

(b)	all claims or demands of any kind (including, but not limited to, those of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its Property not permitted by Section 7.6, provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings, if and for so long as book reserves reasonably believed by Barnes and independent certified public accountants of recognized national standing to be adequate have been established with respect thereto; provided further that, unless contesting in good faith in accordance with the provisions hereof, notwithstanding the foregoing provisions of this Section 7.1, Barnes and each such Subsidiary will pay all taxes known by Senior Management to be due and payable no later than fifteen days after the date such taxes are due.

7.2 Maintenance of Properties and Corporate Existence.

(a) Except where the failure to do so would not have a material adverse impact on Barnes and its Subsidiaries taken as a whole, Barnes will and will cause each of its Subsidiaries to:

(i)	Property — maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto required to keep such Property in good condition and in compliance with all requirements of law;

(ii)	Insurance — keep its properties adequately insured at all times, by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage as is customary with companies in the same or similar businesses located or operating in areas with similar geological conditions; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amounts as Barnes or any Subsidiary, as the case may be, shall reasonably deem necessary; and maintain such other insurance as may be required by law;

(iii)	Financial Records — keep true books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles, consistently applied; and

(iv)	Corporate Existence and Rights — do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except as otherwise permitted by Section 7.4, provided, however, that Barnes may liquidate or sell any Subsidiary if the transaction is permitted by Section 7.4.

(b) Barnes will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and except as disclosed on Exhibit D, will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective business, in each case to the extent failure to so comply, maintain or obtain could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Barnes or any Subsidiary.

7.3 Maintenance of Office.

Barnes will maintain an office in the State of Connecticut where notices, presentations and demands in respect of the Assumption Agreement or the Notes may be made upon it. The office shall be maintained at 123 Main Street, Bristol, Connecticut 06010, until such time as Barnes shall notify the holders of the Notes of a change of location.

7.4 Sale of Assets or Merger.

(a) Sale of Assets — Barnes will not, nor will it permit any of its Subsidiaries to, directly or indirectly, except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its Property or assets, now owned or hereafter acquired, if, as a result of such sale, lease, transfer or disposition, the aggregate net book value or fair market value , whichever shall be higher, of all Property and assets sold, leased, transferred or otherwise disposed of by Barnes and its Subsidiaries in the then current fiscal year of Barnes would exceed an amount equal to 10% of the book value (computed in accordance with GAAP) of all Property and assets of Barnes and its Consolidated Subsidiaries at the end of the preceding year.

(b) Consolidation; Merger — Barnes will not, nor will it permit any of its Subsidiaries to, directly or indirectly, consolidate with or merge into any other corporation, or permit another corporation to merge into it, provided, however, that (i) any Subsidiary of Barnes may be merged into Barnes or another wholly-owned Subsidiary, (ii) Barnes or any Subsidiary of Barnes may merge or consolidate with another Person or business, if Barnes or such Subsidiary, as the case may be, is the surviving corporation, (iii) Barnes or any Subsidiary may consolidate with or merge with another Person or business in a transaction where Barnes or the Subsidiary is not the surviving entity if (1) the continuing or surviving entity shall assume in writing all of the obligations of Barnes under this Agreement, the Assumption Agreement and the Notes, (2) the continuing or surviving entity shall not, immediately after such merger or consolidation, be in default of any of Barnes’ obligations under this Agreement, the Assumption Agreement or the Notes, (3) the continuing or surviving entity shall be a corporation organized under the laws of the United States or any state thereof, and (4) after giving effect to such consolidation or merger, the continuing or surviving entity could incur $1 of additional Indebtedness under Section 7.7.

7.5 Leases.

Barnes will not, nor will it not permit any of its Subsidiaries, directly or indirectly, to incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use of real or personal Property or both of any other Person unless (a) after giving effect to such lease the aggregate rental obligations of Barnes and its Subsidiaries (exclusive of obligations to pay taxes and rental increments attributable to escalator clauses) during any fiscal year shall not exceed an amount equal to 15% of the book value (computed in accordance with GAAP) of all Properties and assets of Barnes and its Consolidated Subsidiaries at the end of the

preceding fiscal year or (b) such lease was in existence as of the Closing Date and disclosed on Schedule I hereto.

7.6 Liens and Encumbrances.

(a) Negative Pledge. Barnes will not, nor will it permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or permit to exist any mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever (including conditional sales or other title retention agreements) on any of its Property or assets, whether owned at the date hereof or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except:

(i) liens incurred or pledges and deposits made in connection with worker’s compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation;

(ii) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(iii) statutory liens of landlords and other liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens incurred in good faith in the ordinary course of business;

(iv) liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent, or (2) being contested in good faith by appropriate proceedings;

(v) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value of the Property or assets of Barnes or such Subsidiary, as the case may be, or impair the use of such Property in the operation of its business;

(vi) purchase money liens on real Property or equipment (which are filed against the real Property or equipment within 180 days of purchase) that do not exceed 100% of the fair market value of the related Property;

(vii) liens existing on any Property prior to the acquisition thereof by Barnes or any Subsidiary, provided such lien was not created in contemplation of such acquisition, the amount secured thereby does not exceed the fair market value of the Property and such lien does not extend to any other Property of Barnes or such Subsidiary;

(viii) other liens, that in the aggregate, do not exceed 15% of the book value (computed in accordance with GAAP) of all Properties and assets of Barnes and its Consolidated Subsidiaries at the end of the preceding fiscal year.

(b) Equal and Ratable Lien; Equitable Lien. In case any Property is subjected to a Lien in violation of Section 7.6(a), Barnes will make or cause to be made provision whereby the Notes will be secured pursuant to documents reasonably satisfactory to the holders of at least 51% in outstanding principal amount of the Notes (exclusive of Notes owed by Barnes, Subsidiaries and Affiliates) equally and ratably, with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of Section 7.6(a) shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.6(b).

7.7 Indebtedness.

Except to the extent permitted under Section 7.7(e) and (f), Barnes will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than:

(a)	Indebtedness incurred by Barnes Group under the Revolving Credit Agreement;

(b)	the Notes;

(c)	Indebtedness outstanding on the date hereof under Barnes Group Inc.’s $25,000,000, 7.13% Senior Notes due December 5, 2005;

(d)	Indebtedness outstanding on the date hereof under Barnes Group Inc.’s $60,000,000, 8.59% Senior Notes due November 21, 2008;

(e)	Indebtedness which constitutes extensions, renewals or replacements on substantially the same terms and conditions (and does not increase the amount outstanding) of (a) through (c) above; and

(f)	additional Indebtedness of Barnes and its Subsidiaries; provided, however, that (i) the total Indebtedness of

Barnes’ Subsidiaries shall not at any time exceed $100 million; (ii) total Indebtedness of Barnes’ Domestic Subsidiaries shall not at any time exceed $10 million (excluding from the calculation thereof for all purposes except compliance with Section 7.4(b)(4) any preexisting indebtedness of a newly acquired Domestic Subsidiary for a period not exceeding 90 days after acquisition of such Domestic Subsidiary), and (iii) the aggregate amount of all Indebtedness of Barnes and its Subsidiaries at any time outstanding shall not exceed an amount equal to 155% of Consolidated Net Worth at such time; provided further that if any Subsidiary shall have aggregate Indebtedness of at least $50,000,000, then the Company shall cause such Subsidiary’s lenders to enter into an intercreditor agreement with the holders of the Notes in form and substance satisfactory to the Required Holders.

7.8 Net Worth.

Barnes will not permit Consolidated Net Worth of Barnes and its Subsidiaries at any time to be less than $201 million plus 50% of Consolidated Net Income for each fiscal year beginning December 31, 1999 (but without duplication for any fiscal year in which Consolidated Net Income is a negative amount), with the annual adjustments to be applicable as of December 31, 1999 and as of the end of each subsequent fiscal year.

7.9 ERISA Compliance.

Neither Barnes nor any Related Person will at any time permit any Pension Plan maintained by it to:

(i) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA;

(ii) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA, whether or not waived; or

(iii) terminate under circumstances which could result in the imposition of a Lien on the Property of Barnes or any Subsidiary pursuant to Section 4068 of ERISA.

7.10 Transactions with Affiliates.

Neither Barnes nor any Subsidiary will enter into any transaction (except transactions which do not in any one calendar year involve in the aggregate an amount in excess of $500,000), including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Barnes or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Barnes or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

7.11 Tax Consolidation.

Barnes will not file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

7.12 Acquisition of Notes.

Neither Barnes nor any Subsidiary or any Affiliate will, directly or indirectly, acquire or make any offer to acquire any Notes unless Barnes or such Subsidiary or Affiliate has offered to acquire the Notes, pro rata, from all holders of the Notes upon the same terms. In case any of such parties acquires any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

7.13 Lines of Business.

Neither Barnes nor any Subsidiary will engage in any line of business if as a result thereof the business of Barnes and its Subsidiaries taken as a whole would be substantially different from what it was at December 31, 1998, as described in the Private Placement Memorandum.

7.14 Restricted Payments and Restricted Investments.

Barnes will not nor shall it permit any Subsidiary to, at any time make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except (a) the purchase of Barnes’ common or preferred stock, (b) loans or advances of Barnes or any Subsidiary of Barnes (in addition to loans or advances permitted by clauses (d) and (e) of this Section 7.14) not in excess of $10,000,000 aggregate principal amount for Barnes and its Subsidiaries at any time outstanding, (c) investments of its cash by Barnes or any Subsidiary in (i) marketable direct obligations of, or marketable obligations guaranteed by, the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada, (ii) certificates of deposit or other obligations issued by, or bankers’ acceptances of , any bank or trust company organized under the laws of the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United

States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000, (iii) open market commercial paper with a maturity not in excess of 270 days form date of acquisition thereof and having the highest credit rating by either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., or (iv) in the case of any foreign Subsidiary of Barnes in a country in which a Subsidiary exists as of the date of the Assumption Agreement, such investments of a comparable quality and term to the other investments permitted by this clause (c) as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances, (d) loans or advances of Barnes to any of its Subsidiaries and loans or advances of any Subsidiary of Barnes to Barnes or another such Subsidiary, (e) purchases of stock or other securities of any corporations, associations or other business entities; provided, however, that the aggregate cost to or fair market value of the consideration paid by Barnes and its Subsidiaries for such stock or securities of any such corporation, association or other business entity shall not exceed the sum of: (A) $25,000,000, plus (B) 50% of Consolidated Net Income for the period commencing on October 1, 1999 and ending on the date of such stock or securities purchase (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss) or (f) such other investments in an aggregate amount not to exceed $250,000 as Barnes or a Subsidiary may elect.

7.15 Limitation on Restrictions on Dividends by Subsidiaries, etc.

Barnes shall not permit any Subsidiary or other entity in which it or any of its subsidiaries has an equity investment (a “Subsidiary Investment”) to be or become subject to any restriction (except restrictions applicable to corporations generally and those restrictions set forth in the Revolving Credit Agreement), whether arising by agreement, its articles of incorporation, by-laws or other constituent documents of such Subsidiary or Subsidiary Investment or otherwise, or the right of such Subsidiary or Subsidiary Investment from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by Barnes from time to time owed to Barnes or any of its Subsidiaries, or (y) make loans or advances to Barnes or any of its Subsidiaries, or (z) transfer any of its properties or assets to Barnes or any of its Subsidiaries; provided, however, that such restriction may be permitted with respect to any Subsidiary or Subsidiary Investment in which Barnes or a Subsidiary directly or indirectly owns less than 80% of the Voting Stock and in which Barnes’ or such Subsidiary’s cumulative investment since the Closing Date (in terms of cash invested in and/or assets contributed to the entity) (i) individually is less than 10% of the book value of the assets of Barnes and its consolidated Subsidiaries, and (ii) when taken together with all such Subsidiaries and Subsidiary Investments subject to any such restrictions in which Barnes or a Subsidiary directly or indirectly owns less than 80% of the Voting Stock, is less than 15% of the book value of the assets of Barnes and its consolidated Subsidiaries.”

(iii) Amendments to Section 8.

(1) Sections 8.1(a), (b), (c), (d), (e), (g) and (h) of the Existing Note Purchase Agreement are hereby amended by (i) deleting all references to “the Guarantor” and the words “or the Guarantor”, as applicable, and substituting “Barnes” in lieu thereof and (ii) deleting all references to “the Company” in such Sections in their entirety.

(2) Section 8.1(f) of the Existing Note Purchase Agreement is hereby amended by deleting all references to “the Company” and substituting “Barnes” in lieu thereof.

(3) Section 8.2 of the Existing Note Purchase Agreement is hereby amended by (i) deleting all references to “the Company” in such Section and substituting “Barnes” in lieu thereof and (ii) deleting the all references the “the Guarantor” and the words “the Guarantor and”, as applicable, in their entirety.

(4) Section 8.4 of the Existing Note Purchase Agreement is hereby amended by (i) deleting in the first line of such Section the words “The Guarantor and the Company each” and substituting “Barnes” in lieu thereof, (ii) deleting all remaining references to “the Guarantor” in such Section and substituting “Barnes” in lieu thereof (ii) deleting the words “and the Company each” from such Section and all remaining references to “the Company” in their entirety.

(iv) Amendments to Section 9.

(1) Sections 9.1(a) through (j), inclusive of the Existing Note Purchase Agreement are hereby amended by (i) deleting in the words “the Company”, “the Company or” and “or the Company” in their entirety and (ii) deleting all references to “the Guarantor” in such Sections and substituting “Barnes” in lieu thereof.

(2) The caption and text of Sections 9.1(l) and (m) of the Existing Note Purchase Agreement are hereby deleted and there is substituted therefor “Intentionally Omitted”.

(3) Section 9.2 of the Existing Note Purchase Agreement is hereby amended by (i) deleting all references to “the Guarantor” in their entirety and (ii) deleting all references to “the Company” or “The Company”, as applicable, in their entirety and substituting “Barnes” in lieu thereof.

(v) Amendments to Section 10.

(1) The following definitions appearing in Section 10 to the Existing Note Purchase Agreement are hereby amended and restated in their entirety to read as follows:

“Business Day - any day other than a Saturday, Sunday or a U.S. national, Connecticut or New York holiday.

“Notes shall mean the Amended 7.66% Notes and the Amended 7.80% Notes.”

(2) The definitions of “Change of Control”, “Consolidated Assets”, “Consolidated Net Worth”, “Related Person”, and “Senior Management” appearing in Section 10 to the Existing Note Purchase Agreement are hereby amended by deleting all references to “the Guarantor” or “the Company”, as applicable, and substituting “Barnes” in lieu thereof.

(3) Section 10 of the Existing Note Purchase Agreement is amended by adding the following definitions in their appropriate alphabetical order:

“Assumption Agreement shall mean that certain Assumption and Amendment Agreement, dated the Effective Date, among Barnes, 3031786 and each of the holders of Notes a party thereto, as it may from time to time be amended or supplemented.”

“Barnes shall mean Barnes Group, Inc., a Delaware corporation.”

“Effective Date shall mean August 26, 2005.”

“3031786 shall mean 3031786 Nova Scotia Company, a Nova Scotia corporation.”

“Amended 7.66% Notes shall mean Barnes’ Amended and Restated 7.66% Senior Notes due November 12, 2007 issued pursuant to the Assumption Agreement.”

“Amended 7.80% Notes shall mean Barnes’ Amended and Restated 7.80% Senior Notes due November 12, 2010 issued pursuant to the Assumption Agreement.”

(vi) Amendments to Section 11. Sections 11.1, 11.2, 11.3, 11.4 and 11.5 of the Existing Note Purchase Agreement are hereby amended by (i) deleting all references to “the Guarantor” or the words “or the Guarantor” in their entirety and (ii) deleting all references to “the Company” or “The Company”, as applicable, in their entirety and substituting “Barnes” in lieu thereof.

(b) Amendment and Restatement of Existing Notes.

(i) Existing 7.66% Notes. Effective as of the Effective Date, each then outstanding Existing 7.66% Note shall be deemed to be amended and restated to be in the form of Note set forth as Exhibit B-1 hereto, without changing the outstanding principal amount thereof or amount of interest accrued thereon. The Existing 7.66% Notes as so amended and restated (including each note delivered pursuant to any provision of this Assumption Agreement and any note delivered in substitution or exchange for any such note pursuant to any such provisions, as each of such notes may be amended, restated or otherwise modified from time to time) are hereinafter sometimes referred to, collectively, as the “Amended 7.66% Notes.”

(ii) Existing 7.80% Notes. Effective as of the Effective Date, each then outstanding Existing 7.80% Note shall be deemed to be amended and restated to be in the form of Note set forth as Exhibit B-2 hereto, without changing the outstanding principal amount thereof or amount of interest accrued thereon. The Existing 7.80% Notes as so amended and restated (including each note delivered pursuant to any provision of this Assumption Agreement and any note delivered in substitution or exchange for any such note pursuant to any such provisions, as each of such notes may be amended, restated or otherwise modified from time to time) are hereinafter sometimes referred to, collectively, as the “Amended 7.80% Notes”; and together with the Amended 7.66% Notes, are hereinafter sometimes referred to as the “Notes.”

(c) Amendments to Exhibits. The Existing Note Purchase Agreement is amended to delete therefrom each of Exhibit B-1 and Exhibit B-2 and to substitute, respectively, in lieu thereof Exhibit B-1 and Exhibit B-2 attached hereto.

(d) Terms Defined. The amendments to the Existing Note Purchase Agreement referred to in Section 1.4(a) and the amendment and restatement of the Existing Notes referred to in Section 1.4(b) are referred to herein, collectively, as the “Amendments and Restatements.”

(e) Notice Provision. Notices to be delivered to Barnes pursuant to Section 18 of each of the Amended Note Agreement should be addressed as follows until such time as Barnes shall have specified a different address to each holder of a Note in accordance with said Section 18:

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010

Attn: Vice President, Treasurer

1.5. Waiver of 2000 Note Purchase Agreement. Each of the current holders identified on Schedule B attached hereto (the “2000 Noteholders” and, together with the 1999 Noteholders, the “Noteholders”), of the $60,000,000 aggregate principal amount of 8.59% Senior Notes due November 21, 2008 issued and sold pursuant to a Note Agreement, dated as of November 21, 2000 by and among Barnes and Purchasers listed in Schedule A attached thereto and as amended by Amendment No. 1 to the Note Agreement, dated as of February 21, 2002 and Amendment No. 2 to the Note Agreement, dated as of February 5, 2003 (the “2000 Note Agreement”), hereby waive the provision of Section 7.7(b) of the 2000 Note Agreement which restricts Barnes’ ability to assume the obligations of 3031786.

1.6. Consent by Holder, Exchange of Notes, etc.

(a) Subject to Barnes’ satisfaction of each of the conditions set forth in Section 3, each 2000 Noteholder, by its execution and delivery of this Assumption Agreement, agrees and consents to the Assumption, the Release and the Amendments and Restatements (its “Consent”).

(b) On or before the Effective Date, Barnes will deliver to the 1999 Noteholders’ special counsel, Bingham McCutchen LLP, One State Street, Hartford, CT 06103, one or more Notes, of the series and in the denominations specified below such 1999 Noteholder’s name on Schedule A hereto, dated the date hereof, and payable to such 1999 Noteholder or as otherwise indicated on Schedule A hereto, against delivery by such 1999 Noteholders of the Existing Notes or before the Effective Date to Bingham McCutchen LLP, One State Street, Hartford, CT 06103. On the Effective Date, Bingham McCutchen LLP will forward the Notes to the 1999 Noteholders as directed in Schedule A hereto and the Existing Notes to 3031786 for cancellation. All amounts owing under, and evidenced by, the Existing Notes as of the Effective Date shall continue to be outstanding under, and shall after the Effective Date be evidenced by, the Notes, and shall be repayable in accordance with the Amended Note Agreement and the Notes.

1.7. Acquisition for Investment.

Each 1999 Noteholder hereby acknowledges that the Notes have not and will not be registered or qualified under the Securities Act, any securities laws of any state of the United States of America, or the securities laws of any other applicable jurisdiction and such 1999 Noteholder represents to Barnes that it is acquiring the Notes listed on Schedule A hereto below its name for its own account or for the account of one or more separate accounts maintained by it for investment and with no present intention or view of distributing or otherwise selling the

Notes or any part thereof, but without prejudice to each such 1999 Noteholder’s right at all times to

(a) sell or otherwise dispose of all or any part of the Notes

(i) under a registration statement filed under the Securities Act and/or other applicable securities law, or

(ii) in a transaction exempt from the registration or qualification requirements of the Securities Act and other applicable securities laws, and

(b) have control over the disposition of all of its assets to the fullest extent required by any applicable insurance law.

It is understood that, in making the representations set out in Section 2.10, Barnes is relying, to the extent applicable, upon your representations in this Section 1.7.

1.8. Failure to Deliver, Failure of Conditions.

If on or before the Effective Date Barnes fails to tender to any 1999 Noteholder the Notes to be acquired by it on such date, or if the conditions specified in Section 3 hereof to be fulfilled on or before the Effective Date have not been fulfilled, the 1999 Noteholders shall, at their election, be relieved of all further obligations under this Assumption Agreement, without thereby waiving any rights the 1999 Noteholders may have by reason of such failure or such nonfulfillment, and the Existing Note Purchase Agreement and the Existing Notes shall remain in full force and effect and the Consent, the Assumption, the Release and the Amendments and Restatements shall be of no force or effect.

1.9. Expenses.

(a) Generally. Whether or not the transactions contemplated hereby are consummated, Barnes shall promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs incurred by the Noteholders in connection with such transactions, including, without limitation:

(i) the reasonable fees and the disbursements of Bingham McCutchen LLP, the Noteholders’ special counsel, and

(ii) the reasonable fees, expenses, costs and disbursements incurred in complying with each of the conditions set forth in Section 3 hereof.

(b) Counsel. Without limiting the generality of the foregoing, it is agreed and understood that Barnes will pay, on or before the Effective Date, the reasonable fees and the disbursements of the Noteholders’ special counsel pursuant to statements thereof presented prior to the Effective Date, and Barnes will also pay upon receipt of any statement thereof, any additional reasonable fees and additional disbursements of such special counsel pursuant to any statement thereof rendered after the Effective Date in connection with the issuance of the Notes and the other transactions contemplated hereby.

(c) Survival. The obligations of Barnes under this Section 1.9 shall survive the payment or prepayment of the Notes and the termination of this Assumption Agreement and the Amended Note Agreement.

2.	WARRANTIES AND REPRESENTATIONS.

To induce the Noteholders to enter into this Assumption Agreement, Barnes warrants and represents to the Noteholders that, as of the Effective Date:

2.1. Organization; Power and Authority.

Each of Barnes and 3031786 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Barnes has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Assumption Agreement and the Notes, and to perform the provisions of this Assumption Agreement, the Amended Note Agreement and the Notes. 3031786 has the corporate power and authority to execute and deliver this Assumption Agreement and to perform the provisions thereof. Each Subsidiary of 3031786 is also a Subsidiary of Barnes.

2.2. Authorization, etc.

(a) This Assumption Agreement, the Amended Note Agreement and the Notes have been duly authorized and duly executed and delivered by all necessary corporate action on the part of Barnes, and this Assumption Agreement and the Amended Note Agreement constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of Barnes, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) This Assumption Agreement has been duly authorized and duly executed and delivered by all necessary corporate action on the part of 3031786, and this Assumption Agreement constitutes a legal, valid and binding obligation of 3031786, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3. Disclosure

This Assumption Agreement, the documents, certificates or other writings delivered to the Noteholders by or on behalf of 3031786 or Barnes in connection with the transactions contemplated hereby, the financial statements most recently delivered to the Noteholders pursuant to Section 8.1 of the Existing Note Purchase Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of Barnes and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Except as disclosed in this Assumption Agreement or in one of the documents, certificates or other writings identified therein, or in the financial statements most recently delivered to the Noteholders pursuant to Section 8.1 of the Existing Note Purchase Agreement, since December 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of Barnes or any Subsidiary, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to Barnes or 3031786 that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of 3031786 or Barnes specifically for use in connection with the transactions contemplated hereby.

2.4. Compliance with Law, other Instruments, etc.

Neither (a) the execution, delivery and performance by 3031786 and Barnes of this Assumption Agreement, nor (b) the execution, delivery and performance by Barnes of the Amended Note Agreement or the Notes, will

(i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Barnes or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Barnes or any Subsidiary is bound or by which Barnes or any Subsidiary or any of their respective properties may be bound or affected,

(ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to Barnes or any Subsidiary, or

(iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Barnes or any Subsidiary.

2.5. Governmental Authorizations.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any non-governmental Person, including, without limitation, any creditor or stockholder of Barnes or any Subsidiary is required that has not been obtained in connection with (a) the execution, delivery and performance by 3031786 or Barnes of this Assumption Agreement, or (b) the execution, delivery and performance by Barnes of the Amended Note Agreement or the Notes.

2.6. Litigation.

(a) Except as disclosed on Schedule 2.6, there are no actions, suits or proceedings pending or, to the knowledge of 3031786 or Barnes, threatened against or affecting Barnes or any Subsidiary or any property of Barnes or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither Barnes nor any Subsidiary is in violation in any respect of any term of any charter instrument or by-law and neither Barnes nor any Subsidiary is in default of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.7. Existing Indebtedness.

Except as described therein, Schedule 2.7 hereto sets forth a complete and correct list of all outstanding Indebtedness of Barnes and its Restricted Subsidiaries as of June 30, 2005 (and specifying, as to each such Indebtedness, the collateral, if any, securing such Indebtedness), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Barnes or its Restricted Subsidiaries. Neither Barnes nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Barnes or any Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of Barnes or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

2.8. No Defaults.

No “Default” or “Event of Default” under, and as defined in, the Existing Note Purchase Agreement exists immediately prior to the Effective Date. Upon the effectiveness of this Assumption Agreement no “Default” or “Event of Default” under, and as defined in, the Amended Note Agreement will exist or occur.

2.9. Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 2.9 is (except as noted therein) a complete and correct list of Barnes’s active Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Barnes and each other Subsidiary.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 2.9 as being owned by Barnes and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Barnes or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 2.9).

(c) Each Subsidiary identified in Schedule 2.9 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

2.10. Private Offering by Barnes.

Neither Barnes nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Noteholders, each of which has been offered the Notes at a private sale for investment. Neither Barnes nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

3.	CERTAIN CONDITIONS PRECEDENT.

As provided in Section 1.6(a) hereof, your Consent is subject to the following conditions:

3.1. Representations and Warranties.

The representations and warranties of 3031786 and Barnes in this Assumption Agreement shall be correct on the Effective Date.

3.2. Performance; No Default.

3031786 and Barnes shall have performed and complied with all agreements and conditions contained in this Assumption Agreement required to be performed or complied with by each prior to or on the Effective Date and on the Effective Date, after giving effect to the transactions contemplated by this Assumption Agreement, no Default or Event of Default (as such terms are defined in the Amended Note Agreement) shall have occurred and be continuing.

3.3. Execution and Delivery of this Agreement.

3031786, Barnes and each of the Noteholders shall have executed and delivered a counterpart of this Assumption Agreement.

3.4. Compliance Certificates.

(a) Officers’ Certificate. Each of Barnes and 3031786 shall have delivered to the Noteholders an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Sections 3.1, 3.2 and 3.10 have been fulfilled.

(b) 3031786 Secretary’s Certificate. 3031786 shall have delivered to the Noteholders a certificate of its Secretary or one of its Assistant Secretaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Assumption Agreement.

(c) Barnes’ Secretary’s Certificate. Barnes shall have delivered to the Noteholders a certificate of its Secretary or one of its Assistant Secretaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Assumption Agreement and the Notes.

3.5. Opinions of Counsel.

The Noteholders shall have received an opinion in form and substance satisfactory to them, dated the Effective Date, from Signe Gates, Esq., General Counsel for Barnes and from Stewart McKelvey Stirling Scales, special counsel to 3031786, substantially in the form set out in Exhibit 3.5, and covering such other matters incident to the transactions contemplated hereby as the Noteholders or their counsel may reasonably request (and 3031786 and Barnes hereby instruct such counsel to deliver such opinion to the Noteholders). The Noteholders shall have received an opinion from Bingham McCutchen, LLP, their special counsel, in form and substance satisfactory to them.

3.6. Exchange of Notes.

The substitution of Notes for the Existing Notes described in Section 1.6(b) shall have occurred between Barnes and each 1999 Noteholder.

3.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 1.5 of the Amended Note Agreement, Barnes shall have paid on or before the Effective Date the reasonable fees, charges and disbursements of the Noteholders’ special counsel to the extent reflected in a statement of such counsel rendered to Barnes at least one Business Day prior to the Effective Date.

3.8. Amendment Fee.

Barnes shall have paid to each of the 1999 Noteholders an amendment fee in connection with the execution and delivery of this Assumption Agreement, in an amount equal to the product of (i) the aggregate outstanding principal amount of the Existing Notes held by such 1999 Noteholder on the Effective Date multiplied by (ii) 0.10% (10 basis points) (the “Amendment Fee”). The Amendment Fee shall have been paid in immediately available funds to the account or accounts of such 1999 Noteholder as specified below such 1999 Noteholders’ name in Schedule A attached hereto.

3.9. Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of Notes.

3.10. Changes in Corporate Structure.

Except as disclosed in Schedule 3.10, (i) 3031786 shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements delivered pursuant to Section 8.1(b) of the Existing Note Purchase Agreement and (ii) Barnes shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the financial statements delivered pursuant to Section 2.3 of this Assumption Agreement.

3.11. Payment of Interest.

3031786 shall have paid to each Noteholder the interest accrued on the unpaid principal balance of the 7.66% Notes or the 7.80% Notes, as applicable, from May 12th, 2005 through and including August 25, 2005 (“Interest Payment”). The Interest Payment shall be paid in immediately available funds to the accounts of such 1999 Noteholder as specified below such 1999 Noteholders’ name in Schedule A attached hereto.

3.12. Proceedings Satisfactory.

All proceedings taken in connection with this Assumption Agreement and all documents and papers relating hereto shall be satisfactory to each of the Noteholders and their special counsel. Each of the Noteholders and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 3) as they may reasonably request in connection therewith, in form and substance satisfactory to them.

4.	INTERPRETATION OF THIS ASSUMPTION AGREEMENT.

4.1. Terms Defined.

The terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Note Agreement. As used in this Assumption Agreement, the following terms have the respective meanings specified below or set forth in the Section or other part hereof following such term (such definitions, unless otherwise provided, to be equally applicable to both the singular and the plural forms of the terms defined):

Amended Note Agreement — Section 1.4(a).

Notes — Section 1.4(b)(ii).

Amended 7.66% Notes — Section 1.4(b)(i).

Amended 7.80% Notes — Section 1.4(b)(ii).

Amendments and Restatements — Section 1.4(d).

Assumption — Section 1.3.

Assumption Agreement — means this Assumption and Amendment Agreement as it may from time to time be amended or supplemented.

Barnes — the introductory paragraph hereof.

Consent — Section 1.6(a).

Effective Date – August 26, 2005.

Existing Note Purchase Agreement — Section 1.1(a).

Existing Notes — Section 1.1(a)(ii).

Existing 7.66% Notes — Section 1.1(a)(i).

Existing 7.80% Notes — Section 1.1(a)(ii).

Interest Payment — Section 3.11.

3031786 — the introductory paragraph hereof.

Noteholders — Section 1.1(a).

Original Closing Date — November 12, 1999.

Release — Section 1.2(b).

2000 Note Agreement—Section 1.5.

4.2. Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Assumption Agreement as a whole and not to any particular Section or other subdivision.

5.	MISCELLANEOUS.

5.1. Effect of Amendments.

Except as expressly provided herein, (a) no terms or provisions of any agreement are modified or changed by this Assumption Agreement, (b) the terms of this Assumption Agreement shall not operate as a waiver by any Noteholder of, or otherwise prejudice any Noteholder’s rights, remedies or powers under, the Existing Note Purchase Agreement or under any applicable law and (c) the terms and provisions of the Existing Note Purchase Agreement shall continue in full force and effect, as amended by this Assumption Agreement.

5.2. Successors and Assigns.

This Assumption Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of each of the Noteholders and shall be enforceable by any successor or assign of any such Noteholder, whether or not an express assignment of rights hereunder shall have been made by any Noteholder or its successors or assigns.

5.3. Governing Law.

THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CONNECTICUT EXCLUDING, TO THE EXTENT PERMITTED BY THE LAW OF SUCH STATE, CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

5.4. Waivers and Amendments.

Neither this Assumption Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto. The terms and provisions of the respective Existing Note Purchase Agreement, as amended by or pursuant to the terms of this Assumption Agreement, may be further amended or modified in accordance with the provisions of the respective Amended Note Agreement.

5.5. Duplicate Originals, Execution in Counterpart.

Two or more originals of this Assumption Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Assumption Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

5.6. Survival of Representations and Warranties.

All representations and warranties contained herein shall survive the execution and delivery of this Assumption Agreement and the Notes, the transfer by the Noteholders of any Note (or any portion thereof or interest therein) and the payment of the Notes, and may be relied upon by any subsequent holder of an Note, regardless of any investigation made at any time by or on behalf of the Noteholders.

5.7. Entire Agreement.

This Assumption Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

[Remainder of Page Intentionally Blank. Next Page is Signature Page.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Assumption Agreement and return it to Barnes and 3031786, whereupon the foregoing shall become a binding agreement between you, Barnes and 3031786.

3031786 NOVA SCOTIA COMPANY

By:	/s/ DAVID J. SINDER
Name:	David J. Sinder
Title:	Treasurer

BARNES GROUP INC.

By:	/s/ LAWRENCE W. O’BRIEN
Name:	Lawrence W. O’Brien
Title:	Vice President and Treasurer

By:	/s/ DAVID J. SINDER
Name:	David J. Sinder
Title:	Assistant Treasurer

The foregoing is hereby agreed

to by each of the following

Noteholders as of the date hereof.

1999 Noteholders:

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett
Title:

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula
Title:

Authorized Signatories

ALLSTATE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett
Title:

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula
Title:

Authorized Signatories

PAN-AMERICAN LIFE INSURANCE COMPANY

By:	/s/ LISA BAUDOT
Name:	Lisa Baudot
Title:	Vice President, Securities

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC, as Investment Advisor

By:	/s/ ELISABETH A. PERENICK
Name:	Elisabeth A. Perenick
Title:	Managing Director

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ JEFF ATTWOOD
Name:	Jeff Attwood
Title:	Investment Officer

By:	/s/ LARRY ROTTUNDA
Name:	Larry Rottunda
Title:	Assistant Secretary

THE CANADA LIFE ASSURANCE COMPANY

By:	/s/ TAD ANDERSON
Name:	Tad Anderson
Title:	Assistant Vice President, Investments, U.S. Operations

By:	/s/ EVE A. HAMPTON
Name:	Eve A. Hampton
Title:	Vice President, Investments, U.S. Operations

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: Prudential Investment Management, Inc., as Investment Manager

By:	/s/ PAUL MEIRING
Name:	Paul Meiring
Title:	Vice President

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ JOSEPH P. YOUNG
Name:	Joseph P. Young
Title:	Authorized Signatory

2000 Noteholders:

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett
Title:

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula
Title:

Authorized Signatories

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett
Title:

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula
Title:

Authorized Signatories

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ JOSEPH P. YOUNG
Name:	Joseph P. Young
Title:	Authorized Signatory

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ JOSEPH P. YOUNG
Name:	Joseph P. Young
Title:	Authorized Signatory

NATIONWIDE INDEMNITY COMPANY

By:	/s/ JOSEPH P. YOUNG
Name:	Joseph P. Young
Title:	Authorized Signatory

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ PAUL MEIRING
Name:	Paul Meiring
Title:	Vice President

Signature Page to Assumption and Amendment Agreement

EXHIBIT B-1

[FORM OF AMENDED AND RESTATED 7.66% SENIOR NOTE]

BARNES GROUP INC.

7.66% Amended and Restated Senior Note due November 12, 2007

U.S. $______________	Hartford, Connecticut
PPN: 067806 E* 6	[Date]

FOR VALUE RECEIVED, BARNES GROUP INC. (together with any successors and assigns who become such in accordance herewith, the “Company”) a Delaware corporation, hereby promises to pay to [                                                             ] or registered assigns the principal sum of [                        ] [United States Dollars (U.S. $                    )] on November 12, 2007; and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof from the date of this Note at the rate of 7.66% per annum, semi-annually on the 12th day of May and the 12th day of November in each year, commencing with the May 12 or November 12 next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and (b) premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at a fluctuating rate per annum, to be adjusted daily, equal to the greater of (i) the rate announced publicly by Citibank, N.A. in New York, New York from time to time as its prime rate, and (ii) 9.66% per annum (but in no event higher than the maximum rate permitted by law).

Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing.

This Note is one of an issue of 7.66% Senior Notes (herein called the “Notes”) of the Company issued in an aggregate principal amount limited to U.S. $24,500,000 pursuant to the Note Agreement dated as of November 12, 1999 by and between 3031786 Nova Scotia Company and the Purchasers listed on Schedule A thereto (as said Note Agreement has been amended pursuant to the Assumption and Amendment Agreement, dated as of August 26, 2005, and as may be further amended, modified or supplemented, the “Amended Note Agreement”), and is entitled to the benefits thereof. As provided in the Amended Note Agreement, this Note is subject to prepayment, in whole or in part, with a premium as specified in said Amended Note Agreement. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 1.3 of the Amended Note Agreement.

Exhibit B-1-1

This Note is a registered Note and, as provided in the Amended Note Agreement, is transferable only by surrender thereof at the principal office of the Company in Bristol, Connecticut, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner thereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Under certain circumstances, as specified in said Amended Note Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in said Amended Note Agreement.

This Note and the Amended Note Agreement are governed by and construed in accordance with Connecticut law.

BARNES GROUP INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-1-2

EXHIBIT B-2

[FORM OF AMENDED AND RESTATED 7.80% SENIOR NOTE]

BARNES GROUP INC.

7.80% Amended and Restated Senior Note due November 12, 2010

U.S. $______________	Hartford, Connecticut
PPN: 067806 E@ 4	[Date]

FOR VALUE RECEIVED, BARNES GROUP INC. (together with any successors and assigns who become such in accordance herewith, the “Company”) a Delaware corporation, hereby promises to pay to [                                                             ] or registered assigns the principal sum of [                        ] [United States Dollars (U.S. $                    )] on November 12, 2010; and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof from the date of this Note at the rate of 7.80% per annum, semi-annually on the 12th day of May and the 12th day of November in each year, commencing with the May 12 or November 12 next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and (b) premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at a fluctuating rate per annum, to be adjusted daily, equal to the greater of (i) the rate announced publicly by Citibank, N.A. in New York, New York from time to time as its prime rate, and (ii) 9.80% per annum (but in no event higher than the maximum rate permitted by law). In addition to paying the entire remaining principal amount at maturity, the Company shall prepay, and there shall become due and payable, $U.S. 15,166,666.67 principal amount of the Notes on November 12, 2008 and on November 12, 2009.

Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing.

This Note is one of an issue of 7.80% Senior Notes (herein called the “Notes”) of the Company issued in an aggregate principal amount limited to U.S. $45,500,000 pursuant to the Note Agreement dated as of November 12, 1999 by and between 3031786 Nova Scotia Company and the Purchasers listed on Schedule A thereto (as said Note Agreement has been amended pursuant to the Assumption and Amendment Agreement, dated as of August 26, 2005, and as may be further amended, modified or supplemented, the “Amended Note Agreement”), and is entitled to the benefits thereof. As provided in the Amended Note Agreement, this Note is subject to prepayment, in whole or in part, with a premium as specified in said Amended Note

Exhibit B-2-1

Agreement. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 1.3 of the Amended Note Agreement.

This Note is a registered Note and, as provided in the Amended Note Agreement, is transferable only by surrender thereof at the principal office of the Company in Bristol, Connecticut, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner thereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Under certain circumstances, as specified in said Amended Note Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in said Amended Note Agreement.

This Note and the Amended Note Agreement are governed by and construed in accordance with Connecticut law.

BARNES GROUP INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-2-2

EXHIBIT 3.5

FORM OF OPINION OF GENERAL COUNSEL FOR BARNES AND 3031786

Exhibit 3.5-1